EXHIBIT 99.1

Tenax Therapeutics Announces Result of Prespecifed Blinded Sample Size Assessment

Planned Review of Standard Deviation Demonstrates No Need to Increase Size of Ongoing LEVEL Study

LEVEL On Track to Complete Enrollment in First Half of 2026; Topline Data Expected in Second Half of 2026

Global Phase 3 LEVEL-2 Study Initiated; Company Estimates Completion of Enrollment by End of 2027

CHAPEL HILL, N.C., Dec. 17, 2025 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or “Tenax Therapeutics” or the “Company”), a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies, announced today that the prespecified Blinded Sample Size Re-estimation (BSSR) of LEVEL demonstrated the trial is powered at well over 90% to detect a 25 meter change in 6-minute walk distance (6MWD), the primary endpoint. Based on these results, Tenax confirmed the target enrollment remains unchanged, and reiterated that enrollment is expected to complete in the first half of 2026.

LEVEL is an ongoing, registrational Phase 3 clinical trial evaluating TNX-103 (oral levosimendan) in patients with pulmonary hypertension in heart failure with preserved ejection fraction (PH-HFpEF) in the United States and Canada. The prespecified, blinded review of the standard deviation in 6MWD change observed in the first 150 randomized, placebo-controlled patients, yielded a result of less than the assumed 55 meters.

“We are very pleased with the outcome of the BSSR, a derisking element built into the LEVEL protocol from the start.  Key powering assumptions we based on data from the Phase 2 HELP trial are now confirmed,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “We are also very encouraged by the high rate of study completion in this assessment of the first two-thirds of patients in LEVEL. We look forward to sharing topline data in the second half of 2026, and remain confident in our ability to execute on our Phase 3 development plan of TNX-103.”

The Company also announced today that it has initiated LEVEL-2, the second registrational study of TNX-103 in patients with PH-HFpEF. LEVEL-2 (NCT07288398) is a global, Phase 3, double-blind, randomized, placebo-controlled study of TNX-103. The clinical trial plans to enroll approximately 540 PH-HFpEF patients, randomized 2:1 to receive TNX-103 or placebo. The primary endpoint of the study is change from baseline in 6MWD at Week 26. Secondary endpoints include change from baseline in Kansas City Cardiomyopathy Questionnaire (KCCQ) and New York Heart Association (NYHA) Functional Class.

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“We have selected over 100 sites across 15 countries so far to participate in LEVEL-2.  Relying on what we have learned from LEVEL, Tenax has implemented a rigorous process to identify sites globally whose method of assessing patient hemodynamics is consistent with the most successful sites in the U.S. and Canada.  Our feasibility data suggests a total enrollment timeline of approximately two years,” said Stuart Rich, MD, Chief Medical Officer of Tenax Therapeutics.  “LEVEL-2 includes a cohort of patients who will undergo a 6-month, blinded, placebo-controlled, safety observation following the 26-week efficacy assessment, to provide the FDA and other global regulators a robust safety database to support their ultimate risk/benefit analysis at the approval stage.”

In addition, Tenax announced today it will initiate a global, multi-center, long-term, open-label extension (OLE) study.  The OLE study will provide patients enrolled in levosimendan clinical trials continued access to TNX-103 after study completion and until potential availability of a commercialized product.

About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a novel, first-in-class K-ATP channel activator/calcium sensitizer currently being evaluated to treat pulmonary hypertension (PH) associated with heart failure with preserved ejection fraction (PH-HFpEF). Levosimendan was first developed for intravenous use in hospitalized patients with acutely decompensated heart failure, and it has received market authorization in 60 countries in this indication, although it is not available in the United States or Canada. Tenax’s Phase 2 HELP study, including its open-label extension stage, demonstrated the potential of IV (TNX-101) and oral (TNX-103) levosimendan to bring durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. TNX-103 (oral levosimendan) is currently being evaluated in LEVEL and LEVEL-2, two Phase 3, double-blind, randomized, placebo-controlled clinical trials in patients with PH-HFpEF.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies. The Company owns global rights to develop and commercialize levosimendan, which it is developing for the treatment of PH-HFpEF, the most prevalent form of pulmonary hypertension globally, for which no product has been approved to date. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, location, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; risks related to our business strategy, including the prioritization and development of product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; the potential advantages of our product candidates;  our competitive position; intellectual property risks; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of unexpected changes in tariffs and the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; risks associated with our cash needs; changes in legal, regulatory and legislative environments in the markets in which we operate, and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

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